Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS FISCAL FOURTH QUARTER REVENUES OF $203 MILLION AND

DILUTED EPS OF $0.18, INCLUSIVE OF $0.26 PER DILUTED SHARE OF NET CHARGES

– Restructures Organization and Refines Product Plan –

– Achieves 7% Growth in Annual Average Selling Price, Including a Record $16,951 in the June

Quarter and Annual Cash Flow from Operations Increases 21% to $157 Million –

– Secures Operating Lease Agreement with Major Customer for 600 New Units –

– Narrows Fiscal 2012 Revenue Growth Guidance to 3%-to-5% –

Waukegan, Ill. - August 4, 2011 - WMS Industries Inc. (NYSE:WMS), a leader in the design, manufacture and worldwide distribution of games and gaming machines, today reported total revenues of $203.2 million and net income of $10.3 million, or $0.18 per diluted share, for its fiscal fourth quarter ended June 30, 2011, compared with total revenue of $213.4 million and net income of $33.6 million, or $0.56 per diluted share, for the fiscal 2010 fourth quarter. The June 2011 quarter results include $0.26 per diluted share of net charges for impairment and restructuring costs, asset write-downs and other charges that impact comparability with the prior-year period. A table detailing the net charges is provided on page 14 of this press release. Total revenues in the June quarter were less than anticipated principally due to lower product sales revenues resulting from the Company entering into an operating lease arrangement with the Seminole Tribe of Florida for 600 new units in lieu of prior expectations of a comparable unit-sized product sales order in the June quarter.

For fiscal 2011, total revenue was $783.3 million and net income was $81.0 million, or $1.37 per diluted share, inclusive of net charges of $0.28 per diluted share, compared with total revenue of $765.1 million and net income of $112.9 million, or $1.88 per diluted share, inclusive of a net benefit of $0.04 per diluted share primarily from discrete tax items in fiscal 2010.

“In fiscal 2011, WMS achieved annual revenue growth for the ninth consecutive year as product sales revenues increased by 6% driven by a 7% increase in annual average selling price that reflects the ongoing success of our Bluebird®2 and Bluebird xD™ gaming machines. We also increased annual cash flow from operations by 21% over the prior year, strengthened our global talent base and launched new businesses,” said Brian R. Gamache, Chairman and Chief Executive Officer. “As we stated early in fiscal 2011, we intended to leverage our financial strength to aggressively invest in WMS’ future and we achieved this goal. We increased annual spending on research and development initiatives by 10% and cash expended on investing activities by $48 million, primarily to update our installed participation base to new, technologically advanced products and to license or acquire intangible and other assets. We also accelerated our fiscal year share repurchases to $101.5 million – more than double the amount allocated to share repurchases in each of the prior two fiscal years. Importantly, during the June quarter, we began to realize benefits from initiatives announced in April aimed at improving operating execution and the ratable launch of new products, as quarter-end compression was reduced and the flow of new product approvals improved in the June quarter.

“Given our outlook for flat near-term industry replacement demand and the industry’s current pace of new technology adoption, we recently conducted a thorough review of our business strategies and product plans,” Gamache continued. “As a result, we are refining our product plans and restructuring our organization to sharpen emphasis on WMS’ content and product development strengths. Specifically, we are streamlining our product management and product development functions, simplifying product plans and further prioritizing on-time commercialization of new game themes, products and portal gaming applications for our core product sales and gaming operations businesses. These actions are expected to better direct resources and focus on near-term revenue opportunities and will reduce our overall organizational staffing by approximately 10% to a level that better correlates with the current operating environment, while maintaining our ability to create great games that engage current players and attract new players. We expect these actions to further strengthen our operating efficiencies and effectiveness, meaningfully reduce costs and improve our operating margin. The tough decisions we made as part of the strategy review also led to the impairment, restructuring, asset write-down and other charges recorded in the fiscal fourth quarter. We expect to record further pre-tax charges of $11-to-$14 million, or $0.12-to-$0.15 per diluted share, in the September 2011 quarter, largely to complete the restructuring actions.

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 2

“Stemming from our strategic review, we also decided to provide operating leases to selective customers as a way to leverage WMS’ solid financial position and strong balance sheet to bring our latest cutting-edge products to customers’ gaming floors. Operating leases can provide significant financial benefits to our customers and to WMS – as such arrangements create a recurring stream of revenues and cash flows over the term of the lease, and enable WMS to earn an attractive return on capital while bringing more visibility to our revenues,” stated Gamache. “Our new, multi-year operating lease agreement with the Seminole Tribe of Florida includes many of our most innovative new gaming entertainment products, such as the G+® Deluxe and Reel Boost® series of video games and our Networked Gaming Portal applications. We will consider similar mutually beneficial operating lease arrangements with other customers when WMS can achieve an attractive return on investment.”

Gamache noted, “While the past year continued to be challenging for slot suppliers, WMS achieved several product milestones including strong customer demand and favorable player response to our premium-featured Bluebird xD gaming cabinet; expansion of our product sales game portfolio, including the successful launch of two new series – our G+ Deluxe and Reel Boost video games; regulatory approvals for ten new participation games that have enabled us to further transition the installed base to Bluebird2 and Bluebird xD gaming machines; initiation of new long-term contracts with key strategic customers; commercialization of our WAGE-NET® networked gaming system and our first Portal application, the Jackpot Explosion® theme, along with securing recent regulatory approvals for additional Portal applications; the successful launch of our online gaming business in the United Kingdom; and the introduction of Player’s Life™ web services – the industry’s first product that extends the entertainment excitement of our gaming content to an online casual gaming experience.

“Our product progress, recently implemented actions aimed at improving operating execution and the prioritization of product development, plus prudent capital allocation position WMS for continued revenue growth and expected margin improvements in fiscal 2012,” concluded Gamache.

Fiscal 2011 Fourth Quarter and Fiscal 2011 Financial Review

Fiscal 2011 fourth quarter total revenues were $203.2 million and net income was $10.3 million, or $0.18 per diluted share, compared with total revenue of $213.4 million and net income of $33.6 million or $0.56 per diluted share, for the fiscal 2010 fourth quarter. The June 2011 quarter results include $0.26 per diluted share of net charges, comprised of $0.17 per diluted share of non-cash asset impairment charges, primarily for licensed technologies and brand name; $0.03 per diluted share of restructuring charges, primarily for separation costs; $0.10 per diluted share of charges in cost of product sales, cost of gaming operations and research and development, primarily for inventory, other asset write-downs and other charges; partially offset by a $0.04 per diluted share benefit from a cash settlement of litigation.

WMS entered into a new four-year operating lease agreement with the Seminole Tribe of Florida to place 600 new, network-enabled Bluebird2 and Bluebird xD gaming machines in their seven casinos in South Florida. Pursuant to this new lease agreement, WMS’ aggregate share of gaming machines on their casino floors will increase and substantially all of WMS’ older, original Bluebird gaming machines will be replaced with new WMS products. In addition, the Seminole Tribe was given an option to extend existing Bluebird2 leases at the end of their term and WMS received certain commitments on its installed participation base. The new operating lease placements will generate revenue and operating income over the life of the lease and was in lieu of a similar unit-sized product sales order that had been expected to be recorded in the Company’s June 2011 quarter.

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 3

The following table summarizes key components related to revenue generation for the three and twelve months ended June 30, 2011 and 2010 (dollars in millions, except unit, per unit and per day data):

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010
Product Sales Revenues:
New unit sales revenues	$110.3	$110.1	$403.2	$387.6
Other product sales revenues	20.3	25.0	86.0	73.3

Total product sales revenues	$130.6	$135.1	$489.2	$460.9

New units sold	6,510	7,076	24,216	24,944
Average sales price per new unit	$16,951	$15,559	$16,651	$15,540

Gross profit on product sales revenues (1)	$58.7	$72.6	$235.3	$243.5
Gross margin on product sales revenues (1)	44.9%	53.7%	48.1%	52.8%
Gaming Operations Revenues:
Participation revenues	$66.7	$72.8	$277.7	$287.6
Other gaming operations revenues	5.9	5.5	16.4	16.6

Total gaming operations revenues	$72.6	$78.3	$294.1	$304.2

Installed Participation Base at Period End, with Lease Payments based on:
Percentage of coin-in units (2)	3,780	3,765	3,780	3,765
Percentage of net win units (2)	3,072	3,334	3,072	3,334
Daily lease rate units (2) (3)	3,018	3,322	3,018	3,322

Total installed participation units at period end	9,870	10,421	9,870	10,421

Average installed participation units	9,635	10,359	10,046	10,298
Average revenue per day per participation unit	$76.13	$77.29	$75.76	$76.53

Installed casino-owned daily fee game units at period end	435	416	435	416
Average casino-owned daily fee game unit installed base	423	431	405	430

Gross profit on gaming operations revenues (1)	$57.9	$63.5	$235.4	$245.9
Gross margin on gaming operations revenues (1)	79.8%	81.1%	80.0%	80.8%

Total revenues	$203.2	$213.4	$783.3	$765.1

Total gross profit (1)	$116.6	$136.1	$470.7	$489.4

Total gross margin (1)	57.4%	63.8%	60.1%	64.0%

(1)	As used herein, gross profit and gross margin do not include depreciation and distribution expenses.
(2)	Beginning in fiscal 2011, WMS modified its installed participation unit categories from prior years to show the breakout of these gaming machines based on the revenue models that generate the lease payments. The prior year presentation has been changed to reflect the current categories.
(3)	Includes only participation game theme units. Does not include units with product sales game themes placed under fixed-term, daily fee operating leases.

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 4

Total product sales revenues of $130.6 million for the June 2011 quarter improved by $10.4 million on a quarterly sequential basis but were 3% below the year-ago period. Revenues from new unit sales were equal to the prior year as a lower number of new units sold were offset by an increase in average selling price. Global new unit shipments increased 8% sequentially from the March quarter to 6,510 units (which does not include new units shipped but placed in casinos under operating leases), but declined year over year reflecting fewer shipments of new units for new casinos and casino expansions. New unit shipments to the U.S. and Canada in the June 2011 quarter totaled 4,043 units as replacement market shipments increased to just over 3,700 units compared to approximately 3,000 units in the year-ago period and units shipped to new casino openings and expansions declined approximately 1,000 units from the prior-year period. International unit shipments were 2,467 compared with 2,751 a year ago and represented 38% of total global shipments compared with 39% in the year ago period. Ongoing growth in Australia and Asian markets was more than offset by lower shipments to Europe and Latin America.

The average sales price for new units increased 9% over the prior-year period to a record $16,951, largely reflecting a higher mix of Bluebird2 and Bluebird xD gaming machines coupled with a higher mix of premium products. Bluebird2 and Bluebird xD units accounted for more than 98% of total global new unit shipments in the June 2011 quarter compared to 88% in the June 2010 quarter. New Bluebird xD units represented 26% of total global new unit shipments and mechanical reel products were 17% of new unit sales in the June 2011 quarter.

Other product sales revenues of $20.3 million compared with $25.0 million in the prior-year quarter, primarily reflecting a decline in revenues from conversion kit sales and other higher-margin products. Approximately 2,100 conversion kits were sold in the June 2011 quarter compared to 2,400 conversion kits a year ago. Used gaming machine revenues were essentially flat year over year, as approximately 1,600 used gaming machines at higher prices were sold in the June 2011 quarter compared with 2,600 used units in the prior-year quarter. Used units sold in the June 2010 quarter were primarily competitor product trade-ins sold at lower prices.

Gaming operations revenues were $72.6 million in the June 2011 quarter compared to $78.3 million in the year-ago period. The ending installed base of 9,870 gaming machines at June 30, 2011 compares with 10,002 units at March 31, 2011 and 10,421 units at June 30, 2010. The average installed base was 9,635 participation units in the June 2011 quarter compared to an average of 10,021 units in the March 2011 quarter and 10,359 units a year ago. The quarter-end and average installed base were negatively impacted by idle participation units at certain casinos that were closed during a portion of the June 2011 quarter due to flooding along the Mississippi, Missouri and Ohio rivers. The estimated impact during the quarter from these idle units, including an above-average number of high-performing coin-in units, totaled nearly 8,000 lost unit revenue days, with an estimated impact to earnings of approximately $0.01 per diluted share. As of August 1, these participation units were operational. During the June quarter WMS received approvals for two new participation games – the STAR TREK™ Battlestations™ and Alice® themes – and, including new games that received approval in the preceding quarter, installed over 500 of these new games. However, the average installed base declined as these installs primarily replaced existing WMS gaming machines along with several older game series reaching their end of life-cycle. Average revenue per day of $76.13 was flat on a quarterly sequential basis with $76.14 in the March 2011 quarter, and was 2% below the $77.29 earned in the prior-year quarter.

Total gross profit, excluding depreciation and distribution expense as used herein, was $116.6 million for the June 2011 quarter compared to $136.1 million a year-ago. Total gross margin was 57.4% compared to 60.7% in the March 2011 quarter and 63.8% in the year-ago period, and includes a 320-basis point impact of inventory, other asset write-downs and other charges, coupled with a lower mix of high-margin gaming operations revenues and a decrease in product sales gross margin. Product sales revenue at 64.3% of total revenues in the June 2011 quarter increased 100 basis points from June 2010 quarter, while higher-margin gaming operations revenues were 35.7% of total revenues, down 100 basis points from the prior-year quarter. For fiscal 2011, total gross profit was $470.7 million, including the 80-basis point impact of inventory and other asset write-downs and other charges, and was provided equally by gross profit contributions from product sales and gaming operations.

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 5

Product sales gross margin was 44.9% in the June 2011 quarter, including the $4.9 million, or 380-basis point, impact of inventory and other asset write-down charges included in cost of product sales, compared with 48.6% in the March 2011 quarter and 53.7% in the year-ago period. The ongoing success from continuous improvement efforts to reduce costs on the Bluebird2 and Bluebird xD cabinets, including supply chain enhancements, was obscured by the impact of the charges for inventory and other asset write-downs, lower margin achieved on sales of used gaming machines and lower revenues from high-margin conversion kits. In particular, since its commercial launch in the September 2010 quarter, continuous improvement initiatives to lower costs on Bluebird xD cabinets resulted in a 22% increase in the average unit gross margin of Bluebird xD units in the June 2011 quarter over the September 2010 quarter. The impact from sales of used gaming machines reduced product sales margin by 200 basis points in the June 2011 quarter. Gaming operations gross margin was 79.8% in the June 2011 quarter compared with 81.1% a year ago, reflecting the $1.7 million, or 230-basis point, impact of the asset write-downs and other charges included in cost of gaming operations, partially offset by favorable jackpot experience.

The following table summarizes key components related to operating expenses and operating income for the three and twelve months ended June 30, 2011 and 2010 ($ in millions):

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010
Operating Expenses
Research and development	$30.5	$26.8	$117.0	$105.9
As a percentage of revenues	15.0%	12.6%	14.9%	13.8%
Selling and administrative	37.5	40.6	150.0	148.4
As a percentage of revenues	18.5%	19.0%	19.2%	19.4%
Impairment and restructuring charges	18.4	—	22.2	—
As a percentage of revenues	9.1%	—	2.8%	—
Depreciation	20.6	16.3	71.1	67.2
As a percentage of revenues	10.1%	7.6%	9.1%	8.8%

Total operating expenses	$107.0	$83.7	$360.3	$321.5

Operating expenses as a percentage of revenues	52.7%	39.2%	46.0%	42.0%

Operating income	$9.6	$52.4	$110.4	$167.9

Operating margin	4.7%	24.6%	14.1%	21.9%

June 2011 quarter operating expenses include $18.4 million of impairment and restructuring charges, including $16.0 million in non-cash, pre-tax impairment charges to write-down assets to fair market value of which $14.4 million relates to licensed technologies and brand name, and $1.6 million relates to receivables and property, plant and equipment, plus $2.4 million of pre-tax restructuring charges, primarily separation-related costs. In addition, research and development expense includes $3.0 million of non-cash, pre-tax charges for the write-down of intellectual property assets. For the twelve months ended June 30, 2011, impairment and restructuring charges also include the $3.8 million of charges incurred in the September 2010 quarter related to the Company’s closure of its main Netherlands facility, which had been included previously in selling and administrative expense, of which $2.4 million was a non-cash, pre-tax charge for the write-down to fair market value of property, plant and equipment and $1.4 million was pre-tax separation charges. See the accompanying table on page 14 for further information on the impairment, restructuring, asset write-downs and other charges.

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 6

Research and development expense in the June 2011 quarter was $30.5 million, inclusive of $3.0 million in non-cash, pre-tax charges for the write-down of intellectual property assets, resulting in a $3.7 million year-over-year increase and a quarterly sequential increase of $2.8 million. Consistent with the planned expansion of development initiatives during the last year, R&D expenses for fiscal 2011 increased to 14.9% of total revenues, inclusive of the 40-basis point impact of the asset write-down charges, compared with 13.8% in fiscal 2010, and reflect the Company’s ongoing commitment toward innovation, the creation of intellectual property and the development of differentiated products that provide unique new entertainment gaming experiences.

Selling and administrative expenses in the June 2011 quarter declined to $37.5 million compared with $40.6 million a year ago and, as a percentage of revenue, declined to 18.5% compared with 19.0% in the prior year. Higher expenses associated with WMS’ ongoing global growth were offset by a decline in payroll-related expenses, including lower performance-based incentives.

Depreciation expense increased to $20.6 million in the June 2011 quarter compared with $18.4 million in the March 2011 quarter and $16.3 million in the year-ago quarter, primarily reflecting increased capital spending on gaming operations equipment as the Company continues to transition its installed base of participation units to Bluebird2 and Bluebird xD cabinets, and amortization related to the Company’s investment in developing its WAGE-NET networked gaming system following initial commercialization during the June 2011 quarter.

Interest and other income and expense, net increased by $6.2 million in the June 2011 quarter, reflecting a benefit of $4.0 million from a cash settlement of litigation and higher interest income on notes receivable.

The effective tax rate for the June 2011 quarter was 40% compared to 37% for the June 2010 quarter, primarily reflecting the impact of certain international subsidiary start-up operating losses not favorably benefiting the effective global tax rate, partially offset by the year-over-year benefit from the reinstatement of the U.S. Federal Research & Development Tax Credit legislation which more than offset an increase in the Illinois corporate tax rate that became effective January 1, 2011. For fiscal 2011 and fiscal 2010, the effective tax rate was 34%.

Cash flow provided by operating activities for the year ended June 30, 2011 increased 20.6% to $157.1 million from $130.3 million in the prior year. The annual results reflect the year-over-year increase in depreciation, the non-cash portion of the impairment and restructuring charges, an increase in other non-cash items (including the impact of the non-cash portion of inventory, other asset write-downs and other charges), a smaller unfavorable impact of tax-related items and a smaller unfavorable impact from changes in operating assets and liabilities (primarily related to a lower increase in fiscal 2011 in total accounts receivable and inventory), partially offset by lower net income, lower amortization and a decline in share-based compensation. The $40.0 million year-over-year increase in total accounts and notes receivable primarily reflects the increase in total revenues and the higher demand for extended-payment term financing by select customers during the last twelve months. The increase in long-term notes receivable, net to $81.6 million at June 30, 2011 compared with $78.1 million at March 31, 2011 and $51.7 million at June 30, 2010, largely reflects higher sales into markets that historically have depended upon extended financings, particularly Mexico and certain other Latin American countries. Inventory increased $9.3 million over the prior year, but declined $2.3 million on a quarterly sequentially basis primarily due to the charges for inventory write-downs recorded in the June 2011 quarter.

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 7

Net cash used in investing activities for the year ended June 30, 2011 increased by $48.4 million to $157.0 million from a year ago due to the $22.4 million increase in capital spending on additions to gaming operations equipment during the last year as the Company continues to transition its installed base of participation units to Bluebird2 and Bluebird xD cabinets, a $9.4 million increase in capital expenditures for property, plant and equipment and higher payments of $16.6 million to acquire or license intangible and other assets. Net cash used in financing activities increased by $86.7 million, primarily due to higher stock repurchase activity, which totaled $101.5 million in fiscal 2011 compared to $45.0 million in fiscal 2010 and lower stock option exercises compared with fiscal 2010.

Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule at the end of this release), declined to $65.2 million in the June 2011 quarter compared with $81.2 million in the prior-year period. The Adjusted EBITDA margin for the June 2011 quarter was 32.1% compared with 38.1% in the year-ago period. The Company generated $254.6 million of Adjusted EBITDA for fiscal 2011 with an Adjusted EBITDA margin of 32.5%.

Total cash, cash equivalents and restricted cash was $105.0 million at June 30, 2011 compared with $184.6 million at June 30, 2010, primarily reflecting the impact of $101.5 million of common stock repurchases during the year.

Share Repurchase Program Update

WMS repurchased 674,664 shares, or $21.5 million, of its common stock in the June 2011 quarter at an average price of $31.83. During fiscal 2011, the Company significantly increased its repurchase activity, buying approximately $101.5 million of its stock, or approximately 2.8 million shares, equivalent to 4.6% of its shares outstanding as of June 30, 2010, compared to $45.0 million and $40.5 million spent during fiscal 2010 and 2009, respectively. Approximately $198.5 million remains available under the Company’s repurchase authorization through August 2, 2013. As of June 30, 2011, WMS had approximately 56.8 million shares issued and outstanding, net of 2.9 million shares held in the Company’s treasury.

Fiscal 2012 Financial Outlook

WMS today narrowed its revenue guidance for fiscal 2012 and now expects 3%-to-5% growth over fiscal 2011. Overall, the Company’s guidance assumes that the general industry and economic environment will remain lackluster, with customers’ capital spending plans remaining flat with prior-year levels during the remainder of calendar 2011 and into calendar 2012. The fiscal 2012 revenue guidance also reflects the Company’s expectations for: 1) further international market penetration; 2) increased Class II opportunities; 3) modest resumption of growth in the second half of the fiscal year in WMS’ participation business, 4) a modest contribution from the commercialization of the Company’s initial portal game applications; 5) a modest increase in online gaming revenues; and 6) expected improvement in new unit demand from an increase in new casino openings and major expansions in the second half of the fiscal year. The Company expects the replacement cycle for gaming machines in the U.S. and Canada, along with overall average pricing, to change minimally on a year-over-year basis. This guidance does not reflect any incremental revenues from the potential expansion of Illinois gaming or the opening of the Illinois or Ohio VLT markets.

WMS expects operating margin improvements in fiscal 2012 resulting from lower impairment charges, lower asset write-downs and other charges, benefits of continuous improvement initiatives, improvements in product sales gross margin, savings from the lower level of organizational staffing, and incremental operating leverage related to the anticipated revenue growth noted above, partially offset by higher restructuring charges. WMS expects to maintain its emphasis on the development of innovative new products and creation of intellectual property through internal R&D spending equivalent to about 13% of total revenues. The Company is not providing more detailed revenue guidance or quantifying operating margin guidance at this time.

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 8

The attached supplemental schedule documents revenue, operating margin and diluted earnings per share progression by quarter for each of the last three fiscal years. Consistent with fiscal 2010 and 2009, quarterly revenues and operating margin are anticipated to be lowest in the September 2011 quarter and increase in each subsequent quarter with the highest revenue levels and operating margin in the June 2012 quarter. WMS expects quarterly revenues in the September 2011 quarter to be slightly below the percentage of annual revenue achieved in both fiscal 2010 and fiscal 2009, reflecting anticipated lower year-over-year demand as a result of the change in timing of the G2E® industry trade show moving from the third week of November to the first week of October and a slightly higher percentage of revenues in the June 2012 quarter due to an anticipated increase in new casino opening activity.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and its operations.

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EDT today, Thursday, August 4, 2011. The conference call numbers are 212/231-2938 or 415/226-5361. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

G2E is a registered trademark of the American Gaming Association and Reed Elsevier Inc. Used with permission.

STAR TREK: TM & © 2011 CBS Studios Inc. All rights reserved. STAR TREK and related marks are trademarks of CBS Studios Inc.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including the statements set forth under the caption “Fiscal 2012 Financial Outlook,” among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (3) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (4) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (5) a greater–than-expected demand for operating leases by customers over outright product sales or sales financing leases that shift revenue recognition from a single period to the term of such operating leases; (6) future costs relating to our planned restructuring and other charges that may be higher than currently estimated; 7) a reduction in play levels of our participation games by casino patrons, whether due to economic conditions or increased placements of competitive product; (8) inability of suppliers of key components to timely meet our requirements to fulfill customer orders; (9) a failure to obtain and maintain our gaming licenses and regulatory approvals; (10) failure of customers or players to adapt to the new technologies that we introduce in new product concepts; (11) a software anomaly or fraudulent manipulation of our gaming machines and software; (12) a failure to obtain the right to use or an inability to adapt to rapid development of new technologies; (13) an infringement claim seeking to restrict our use of material technologies; and (14) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2010 and our more recent reports filed with the Securities and Exchange Commission.

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 9

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing games, video and mechanical reel-spinning gaming machines, video lottery terminals and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase customers’ revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com or visit the Company on Facebook, Twitter or YouTube.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

- financial tables follow -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Twelve Months Ended June 30, 2011 and 2010

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)
REVENUES:
Product sales	$130.6	$135.1	$489.2	$460.9
Gaming operations	72.6	78.3	294.1	304.2

Total revenues	203.2	213.4	783.3	765.1

COSTS AND EXPENSES:
Cost of product sales (1)	71.9	62.5	253.9	217.4
Cost of gaming operations (1)	14.7	14.8	58.7	58.3
Research and development	30.5	26.8	117.0	105.9
Selling and administrative	37.5	40.6	150.0	148.4
Impairment and restructuring charges	18.4	—	22.2	—
Depreciation (1)	20.6	16.3	71.1	67.2

Total costs and expenses	193.6	161.0	672.9	597.2

OPERATING INCOME	9.6	52.4	110.4	167.9

Interest expense	(0.3)	(0.3)	(1.2)	(3.2)
Interest income and other income and expense, net	7.8	1.6	14.4	5.8

Income before income taxes	17.1	53.7	123.6	170.5
Provision for income taxes	6.8	20.1	42.6	57.6

NET INCOME	$10.3	$33.6	$81.0	$112.9

Earnings per share:
Basic	$0.18	$0.58	$1.40	$2.02

Diluted	$0.18	$0.56	$1.37	$1.88

Weighted-average common shares:
Basic common stock outstanding	57.0	57.9	57.7	56.0

Diluted common stock and common stock equivalents	58.0	60.3	59.0	60.4

(1)	Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$1.2	$1.2	$4.8	$4.4
Cost of gaming operations	$10.7	$10.2	$40.1	$44.0

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2011 and 2010

(in millions of U.S. dollars and millions of shares)

	June 30, 2011	June 30, 2010
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$90.7	$166.7
Restricted cash and cash equivalents	14.3	17.9

Total cash, cash equivalents and restricted cash	105.0	184.6
Accounts and notes receivable, net of allowances of $5.5 and $3.1, respectively	284.6	274.5
Inventories	67.1	57.8
Other current assets	40.8	38.1

Total current assets	497.5	555.0

NON-CURRENT ASSETS:
Long-term notes receivable, net	81.6	51.7
Gaming operations equipment, net of accumulated depreciation of $270.5 and $247.2, respectively	86.8	64.7
Property, plant and equipment, net of accumulated depreciation of $115.7 and $95.4, respectively	171.5	189.8
Intangible assets, net	153.9	99.1
Deferred income tax assets	43.1	33.4
Other assets, net	11.9	13.3

Total non-current assets	548.8	452.0

TOTAL ASSETS	$1,046.3	$1,007.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$66.2	$63.4
Accrued compensation and related benefits	12.3	25.1
Other accrued liabilities	73.9	52.3

Total current liabilities	152.4	140.8

NON-CURRENT LIABILITIES:
Deferred income tax liabilities	23.9	20.1
Other non-current liabilities	14.1	12.2

Total non-current liabilities	38.0	32.3

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 shares authorized and 59.7 shares issued)	29.8	29.8
Additional paid-in capital	437.9	435.5
Treasury stock, at cost (2.9 and 0.9 shares, respectively)	(104.9)	(34.3)
Retained earnings	490.0	409.0
Accumulated other comprehensive income	3.1	(6.1)

Total stockholders’ equity	855.9	833.9

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,046.3	$1,007.0

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 12

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended June 30, 2011 and 2010

(in millions of U.S. dollars)

(unaudited)

	Twelve Months Ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$81.0	$112.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	71.1	67.2
Amortization of intangible and other assets	21.6	22.2
Share-based compensation	18.7	20.3
Non-cash impairment and restructuring charges	18.4	—
Other non-cash items	11.4	2.4
Deferred income taxes	(4.0)	(6.6)
Tax benefit from exercise of stock options	(10.1)	(20.1)
Change in operating assets and liabilities	(51.0)	(68.0)

Net cash provided by operating activities	157.1	130.3

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(65.9)	(43.5)
Purchase of property, plant and equipment	(66.2)	(56.8)
Payments to acquire or license intangible and other assets	(24.9)	(8.3)

Net cash used in investing activities	(157.0)	(108.6)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from exercise of stock options	14.4	37.2
Tax benefit from exercise of stock options	10.1	20.1
Purchase of treasury stock	(101.5)	(45.0)
Debt issuance costs	—	(1.7)
Other	—	(0.9)

Net cash provided by (used in) financing activities	(77.0)	9.7

Effect of Exchange Rates on Cash and Cash Equivalents	0.9	(0.4)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(76.0)	31.0
CASH AND CASH EQUIVALENTS, beginning of year	166.7	135.7

CASH AND CASH EQUIVALENTS, end of year	$90.7	$166.7

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 13

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010

Net income	$10.3	$33.6	$81.0	$112.9
After tax interest expense and amortization of issuance cost on convertible subordinated notes	—	—	—	0.5

Diluted earnings (numerator)	$10.3	$33.6	$81.0	$113.4

Basic weighted average common shares outstanding	57.0	57.9	57.7	56.0
Dilutive effect of stock options	0.7	1.2	0.9	1.2
Dilutive effect of restricted common stock and warrants	0.3	0.5	0.4	0.5
Dilutive effect of convertible subordinated notes	—	0.7	—	2.7

Diluted weighted average common stock and common stock equivalents (denominator)	58.0	60.3	59.0	60.4

Basic earnings per share of common stock	$0.18	$0.58	$1.40	$2.02

Diluted earnings per share of common stock and common stock equivalents	$0.18	$0.56	$1.37	$1.88

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010

Net income	$10.3	$33.6	$81.0	$112.9

Net income	$10.3	$33.6	$81.0	$112.9
Provision for income taxes	6.8	20.1	42.6	57.6
Interest expense	0.3	0.3	1.2	3.2
Depreciation	20.6	16.3	71.1	67.2
Amortization of intangible and other assets	7.7	5.5	21.6	22.2
Non-cash impairment and restructuring charges Non-cash impairment and realignment charges	16.0	—	18.4	—
Share-based compensation	3.5	5.4	18.7	20.3

Adjusted EBITDA	$65.2	$81.2	$254.6	$283.4

Adjusted EBITDA margin	32.1%	38.1%	32.5%	37.0%

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, non-cash impairment and restructuring charges and share-based compensation) and Adjusted EBITDA margin are supplemental non-GAAP financial metrics used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA and Adjusted EBITDA margin provide additional useful information to investors regarding our ability to service debt and are commonly used financial analysis metrics for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate Adjusted EBITDA and Adjusted EBITDA margin in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 14

WMS INDUSTRIES INC.

Supplemental Data – Items Impacting Comparability: Net Charges

For the Three and Twelve Months Ended June 30, 2011

(in millions of U.S. dollars, except per share amounts) (unaudited)

	Three Months Ended June 30, 2011		Twelve Months Ended June 30, 2011
DESCRIPTION OF CHARGES / (BENEFITS)	Pre-tax amounts	Per diluted share	Pre-tax amounts	Per diluted share

IMPAIRMENT AND RESTRUCTURING CHARGES:

Non-cash Charges
Impairment of licensed technologies and brand name	$14.4	$0.15	$14.4	$0.15
Impairment of receivables and property, plant and equipment	1.6	0.02	4.0	0.05

Total non-cash charges	$16.0	$0.17	$18.4	$0.20

Cash Charges
Restructuring charges	$2.4	$0.03	$3.8	$0.04

Total Impairment and Restructuring Charges	$18.4	$0.20	$22.2	$0.24

ASSET WRITE-DOWNS AND OTHER CHARGES:

Inventory and other asset write-downs (recorded in cost of product sales)	4.9	0.05	4.9	0.05
Asset write-downs and other charges (recorded in cost of gaming operations)	1.7	0.02	1.7	0.02
Intellectual property asset write-downs (recorded in research and development)	3.0	0.03	3.0	0.03

Total Asset Write-downs and Other Charges	$9.6	$0.10	$9.6	$0.10

TOTAL IMPAIRMENT, RESTRUCTURING, ASSET WRITE-DOWNS AND OTHER CHARGES	$28.0	$0.30	$31.8	$0.34

CASH BENEFITS:
Proceeds from litigation settlement (recorded in interest income and other income and expense, net)	$(4.0)	$(0.04)	$(4.0)	$(0.04)

Prior period impact from retroactive reinstatement of the Federal research and development tax credit (recorded in income taxes)	—	—	—	$(0.02)

TOTAL CASH BENEFITS	$(4.0)	$(0.04)	$(4.0)	$(0.06)

TOTAL NET CHARGES	$24.0	$0.26	$27.8	$0.28

The three month period ended June 30, 2011 includes $24.0 million of net pre-tax charges, or $0.26 per diluted share, which includes $18.4 million, or $0.20 per diluted share, of pre-tax impairment and restructuring charges comprised of $16.0 million, or $0.17 per diluted share, for non-cash asset impairments (including $11.0 million for impairment of technology licenses, $3.4 million for impairment of the Orion brand name and $1.4 million for impairment of receivables related to government action to close casinos in Venezuela); $2.4 million or $0.03 per diluted share for restructuring charges (primarily separation costs); along with $9.6 million of pre-tax charges, or $0.10 per diluted share, for asset write-downs and other charges (including charges for inventory write-downs related to winding down the Orion and original Bluebird product lines); partially offset by $4.0 million or $0.04 per diluted share from cash proceeds of litigation settlement. For the twelve months, impairment and restructuring charges also include the $3.8 million of pre-tax charges incurred in the September 2010 quarter related to closing WMS’ main Netherlands facility that previously had been included in selling and administrative expense, of which $2.4 million was a non-cash, pre-tax charge for the write-down to fair market value of property, plant and equipment and $1.4 million was pre-tax separation charges. The twelve-month period also includes a $0.02 per diluted share benefit recorded in income taxes in the December 2010 quarter related to the period January 1, 2010 through June 30, 2010 from the retroactive reinstatement of the Federal research and development tax credit.

- more -

WMS Reports Fiscal Fourth Quarter Results, 8/4/2011	page 15

WMS INDUSTRIES INC.

Supplemental Data – Historical Quarterly Revenues, Operating Margin and Diluted Earnings per Share

(in millions of U.S. dollars, except per share amounts and

as a % of annual revenues and % of annual diluted earnings per share)

(unaudited)

	Fiscal Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30

Fiscal 2011 Revenues	$187.5	$199.9	$192.7	$203.2
As a percentage of annual revenues	24%	25%	25%	26%
Fiscal 2010 Revenues	$165.3	$188.9	$197.5	$213.4
As a percentage of annual revenues	21%	25%	26%	28%
Fiscal 2009 Revenues	$151.4	$178.4	$180.8	$195.8
As a percentage of annual revenues	21%	25%	26%	28%

	Fiscal Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30

Fiscal 2011 Operating Margin (1)(3)	15.6%	18.4%	18.1%	4.7%
Fiscal 2010 Operating Margin	19.1%	20.9%	22.5%	24.6%
Fiscal 2009 Operating Margin	16.1%	17.0%	21.1%	22.4%

	Fiscal Quarters Ended:
	Sept. 30	Dec. 31	Mar. 31	June 30

Fiscal 2011 Diluted EPS (1) (2) (3)	$0.33	$0.46	$0.41	$0.18
As a percentage of annual Diluted EPS	24%	33%	30%	13%
Fiscal 2010 Diluted EPS (4) (5)	$0.34	$0.44	$0.55	$0.56
As a percentage of annual Diluted EPS	18%	23%	29%	30%
Fiscal 2009 Diluted EPS (6)	$0.27	$0.41	$0.43	$0.49
As a percentage of annual Diluted EPS	17%	25%	27%	31%

(1)

The three month period ended June 30, 2011 includes $24.0 million of net pre-tax charges, or $0.26 per diluted share, including $0.17 per diluted share of non-cash charges for asset impairments, $0.03 per diluted share of restructuring charges and $0.10 per diluted share of charges for asset write-downs and other charges, partially offset by $0.04 per diluted share benefit from cash settlement of litigation.

(2)

The December 2010 quarter includes the impact from the retroactive reinstatement of the U.S. Federal Research and Development tax credit to January 1, 2010, of which approximately $1.1 million, or $0.02 per diluted share, related to the period January 1, 2010 through June 30, 2010.

(3)

The September 2010 quarter includes $3.8 million pre-tax, or $0.04 per diluted share, of charges to close WMS’ main facility in the Netherlands, including a $2.4 million pre-tax, non-cash write-down of the facility and $1.4 million of cash-based, pre-tax separation charges.

(4)

The March 2010 quarter had several discrete income tax items, which netted out to a lower effective income tax rate that increased diluted earnings per share by $0.06; primarily the completion of Federal income tax return audits by the Internal Revenue Service for fiscal 2004 through fiscal 2007 that resulted in a reduction of our liability for uncertain tax positions by $4.6 million, or a $0.07 per diluted share benefit, partially offset by the expiration of the R&D tax credit legislation effective as of December 31, 2009, which had the impact of reducing diluted earnings per share by $0.01.

(5)

The September 2009 quarter includes a $0.02 per diluted share impact for interest expense and an inducement payment related to early conversion by holders of $79.4 million principal amount WMS’ 2.75% Convertible Notes to common stock.

(6)

The December 2008 quarter includes a $3.1 million after-tax gain, or $0.05 per diluted share, related to a cash settlement of trademark litigation; as well as a $1.4 million, or $0.02 per diluted share, benefit related to the period of January 1, 2008 through September 30, 2008 due to the retroactive reinstatement of the research and development tax credit legislation.

# # #